Exhibit 99.1

E*TRADE Financial Corporation Announces $800 Million Share Repurchase Authorization

NEW YORK--(BUSINESS WIRE)--November 19, 2015--E*TRADE Financial Corporation (NASDAQ:ETFC) today announced that its Board of Directors authorized the Company to repurchase up to $800 million of its common stock. The authorization is effective immediately and extends through March 31, 2017.

“Today’s announcement brings our fourth major capital deployment action in 2015, after having reduced and refinanced corporate debt, terminated wholesale funding obligations, and begun the process of growing our balance sheet to our targeted size of approximately $50 billion,” said Paul Idzik, Chief Executive Officer. “It also marks the first time in more than eight years that the Company has returned capital to shareholders through a repurchase program – a natural next step to continue driving value for our owners, while providing us with the flexibility to evaluate further opportunities, should they arise.”

The repurchases may take place over the duration of the program at prices the Company deems appropriate, and are subject to market conditions. The repurchases may be effected in the open market, in privately negotiated transactions, may utilize Rule 10b5-1 programs, and may be suspended or terminated at any time.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including online brokerage and related banking products and services to retail investors. Specific business segments include Trading and Investing and Balance Sheet Management. Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Bank products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries. More information is available at www.etrade.com.

Important Notices

E*TRADE Financial, E*TRADE, and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation. ETFC-G

Forward-Looking Statements

The statements contained in this news release that are forward looking, including statements regarding the Company's ability to continue driving value for its owners, and continue growing its balance sheet are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and are subject to a number of uncertainties and risks. Actual results may differ materially from those indicated in the forward-looking statements. The uncertainties and risks include, but are not limited to, macro trends of the economy in general and the potential negative regulatory consequences resulting from the implementation of financial regulatory reform as well as from actions by or more restrictive policies or interpretations of the Federal Reserve and the Office of the Comptroller of the Currency or other regulators. Further information about these risks and uncertainties can be found in the annual, quarterly, and current reports on Form 10-K, Form 10-Q, and Form 8-K previously filed by E*TRADE Financial Corporation with the Securities and Exchange Commission (including information in these reports under the caption “Risk Factors”). Any forward-looking statement included in this release speaks only as of the date of this communication; the Company disclaims any obligation to update any information.

© 2015 E*TRADE Financial Corporation. All rights reserved.

CONTACT:
E*TRADE Media Relations
Thayer Fox, 646-521-4418
thayer.fox@etrade.com
or
E*TRADE Investor Relations
Brett Goodman, 646-521-4406
brett.goodman@etrade.com